Exhibit 23.0
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 No.’s 333-114169, 333-103313, and 333-144883) pertaining to the Long Term Incentive Plan, 1994 Stock Option Plan, and 2004 Non-Employee Director Stock Option Plan, respectively, of Motorcar Parts of America, Inc. of our reports dated June 14, 2010, with respect to the consolidated financial statements and schedule of Motorcar Parts of America, Inc. and the effectiveness of internal control over financial reporting of Motorcar Parts of America, Inc. included in this Annual Report (Form 10-K) for the year ended March 31, 2010.
/s/ Ernst & Young LLP
Los Angeles, CA
June 14, 2010